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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE     Contact:    Steve Rippe, CEO
                                      Highland Bancorp, Inc.
                                      (818) 848-4265

HIGHLAND BANCORP ANNOUNCES REGULATORY APPROVAL OF MERGER WITH JACKSON FEDERAL
BANK

Burbank, California (August 18, 2000) - Highland Bancorp, Inc. (NASDAQ - HBNK) ("Highland"), parent company of Highland Federal Bank, today announced that the merger of Highland with Jackson Federal Bank ("Jackson"), pursuant to which Jackson will acquire Highland for cash price of $25.45 per share, has been approved by the Office of Thrift Supervision.

The parties anticipate that the closing will occur during September 2000.

Jackson Federal Bank, headquartered in San Bernardino, California is a wholly owned subsidiary of Jackson National Life Insurance Company. Jackson National Life, headquartered in Lansing, Michigan, is one of America's largest life insurance companies, with over $138 billion of life insurance in force and over $43 billion in assets, with over $3.9 billion of fixed and variable annuity sales in 1999. Jackson National Life is wholly owned by England's Prudential plc, founded in 1848, one of the world's largest insurance organizations (not affiliated with Prudential Insurance Company of America).

Highland Bancorp, Inc. is the holding company for Highland Federal Bank, a 31-year-old federal savings bank. Highland operates 7 retail branches in California, and is headquartered at 601 South Glenoaks Blvd., Burbank, California 91502.